EXHIBIT 3.8

CERTIFICATE OF CORRECTION TO

CERTIFICATE OF DESIGNATION OF

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

FILED UNDER SECTION 103(f) OF THE

DELAWARE GENERAL CORPORATION LAW

It is hereby certified that:

1. The present name of the Corporation is NORTH AMERICAN TECHNOLOGIES GROUP, INC. (the “Corporation”). The Corporation was originally incorporated under the name of “Mail Boxes Coast to Coast, Inc” by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on December 24, 1986. A Certificate of Designation of Preferences, Rights and Limitations of Series CC Convertible Preferred Stock was filed on February 18, 2005 (the “Certificate of Designation”) which requires correction as permitted by subsection (f) of Section 103 of the DGCL.

2. The Certificate of Designation filed February 18, 2005 erroneously included mandatory redemption provisions and shall be corrected by deleting Section 6 in its entirety and by deleting from Section 8 those terms defined in Section 6.

(a) Section 6 shall now read as follows: “Section 6. Intentionally Omitted.”

(b) Section 8 shall now be amended to delete the following terms and their definitions: Maturity Redemption, Maturity Redemption Amount and Maturity Redemption Date.

IN WITNESS WHEREOF, the undersigned have signed this Certificate of Correction on this 2nd day of August, 2005.

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

/s/ Henry W. Sullivan
Henry W. Sullivan, President and Chief Executive Officer

/s/ Joe B. Dorman
Joe B. Dorman, Secretary